Exhibit (a)(2)(C)

News Release

AMEX, TSX Symbol: NG

NOVAGOLD COMMENCES LITIGATION AGAINST BARRICK FOR MISUSE OF
CONFIDENTIAL INFORMATION IN PIONEER METALS BID

        VANCOUVER, BRITISH COLUMBIA, August 14, 2006—NovaGold Resources Inc. (TSX: NG) (AMEX: NG) today announced that it has filed a lawsuit in the Supreme Court of British Columbia against Barrick Gold Corporation (TSX: ABX) (NYSE: ABX). The lawsuit claims, among other things, that in making a competing bid for Pioneer Metals Corporation (TSX: PSM), Barrick misused confidential information belonging to NovaGold. The lawsuit seeks a court order that any shares of Pioneer purchased by Barrick under its bid are held under a constructive trust for the benefit of NovaGold.

        Pioneer owns the subsurface mineral rights on the Grace property adjacent to NovaGold's Galore Creek project. On June 14, 2006, after unsuccessful negotiations with Pioneer to purchase the Grace claims directly, the NovaGold Board of Directors approved making an offer to acquire all the outstanding common shares of Pioneer. On June 16, NovaGold provided Barrick with certain non-public information about Galore Creek. The NovaGold offer for Pioneer was filed on June 19. On July 24, Barrick announced its own offer for Pioneer, coincident with the announcement of its hostile offer for NovaGold.

        NovaGold President and Chief Executive Officer Rick Van Nieuwenhuyse said: "NovaGold believes that Barrick has wrongfully used confidential information belonging to NovaGold in making its own bid for Pioneer. To protect the interests of our shareholders, NovaGold will take all necessary action to vigorously prosecute our claims against Barrick for its improper actions, and we will seek all appropriate relief from the Court."

MORE INFORMATION AND WHERE TO FIND IT

        NovaGold is today filing a Directors' Circular with Canadian securities regulatory authorities and a recommendation statement with the United States Securities and Exchange Commission with respect to Barrick's Offer for all of the outstanding common shares of NovaGold. Investors and shareholders are strongly advised to read the Directors' Circular and recommendation statement, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a free copy of the Directors' Circular at www.sedar.com or the recommendation statement from the Securities and Exchange Commission's website at www.sec.gov. Free copies of these documents can also be obtained on the NovaGold website at www.novagold.net or by directing a request to NovaGold at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227, Attn: Corporate Secretary. YOU SHOULD READ THE DIRECTORS' CIRCULAR CAREFULLY BEFORE MAKING A DECISION CONCERNING THE BARRICK OFFER.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This press release includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding the conduct and potential outcome of the litigation between NovaGold and Barrick, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. The conduct of litigation is unpredictable and its outcome could differ materially from NovaGold's expectations.

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CONTACTS

Investors:	Media:
Don MacDonald, CA	John Lute
Senior Vice President & CFO	Lute and Company
(604) 669-6227 or 1-866-669-6227	(416) 929-5883
Greg Johnson Vice President, Corporate Communications and Strategic Development (604) 669-6227 or 1-866-669-6227	Matt Sherman / Jamie Moser Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

Mike Brinn
Innisfree M&A Incorporated
(212) 750-5833